EXECUTION VERSION

THIS PROMISSORY NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED HEREIN. ANY ATTEMPTED TRANSFER OF THIS PROMISSORY NOTE IN VIOLATION OF SUCH TERMS SHALL BE NULL AND VOID AND OF NO EFFECT. THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND NO OFFER, TRANSFER OR ASSIGNMENT OF THIS PROMISSORY NOTE MAY BE MADE IN THE ABSENCE OF SUCH REGISTRATIONS.

PROMISSORY NOTE

$3,000,000.00	December 29, 2006

FOR VALUE RECEIVED, Manchester Indiana Acceptance, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Rick Stanley, as Shareholders Representative (the "Holder"), the principal amount of Three Million Dollars ($3,000,000.00) (the "Principal Amount"), plus interest, as provided herein, all without relief from valuation or appraisement laws.

This Promissory Note (the "Note") is being issued and delivered by the Maker to the Holder pursuant to Section 2.2 of the Stock Purchase Agreement, dated as of December 2, 2006, as amended on December 29, 2006, by and among the Maker, the Holder and other parties signatory thereto (the "Purchase Agreement") together with the Subordinated Note. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1. Interest.

(a) From the Closing Date until the first anniversary of the date hereof, interest on the unpaid Principal Amount shall accrue at the rate of five percent (5%) per annum (the “Interest”).

(b) In the event of the occurrence of an Event of Default, as defined in Section 10 of this Note and specifically including the failure of the Maker to make the payment required by Sections 2 of this Note, interest on the unpaid Principal Amount shall accrue at the rate of fifteen (15%) per annum.

(c) Interest shall be computed on the basis of actual days elapsed over a three hundred sixty-five (365) day year.

2. Payment of Principal Amount and Interest. Subject to the principal prepayment requirements applicable to the Maker set forth in Section 3 and the optional pre-payment provisions of Section 4, the Maker shall pay to the Holder any and all unpaid Principal Amount of this Note and all Interest accrued thereon under Section 1(a) in one installment on or before the first anniversary of the date hereof.

3. Prepayments. The Maker shall pay to the Holder the Principal Amount of this Note and all unpaid Interest accrued thereon in accordance with the following:

(i) Mandatory Prepayments. There will be no mandatory pre-payments of Principal or Interest under this Note;

(ii) Reasonable Cooperation. The Maker shall exercise its commercially reasonable cooperation to assist Rick Stanley to facilitate the Closing of the Inventory & Fixture Refinancing and the Maker shall not unreasonably refuse any third-party offers for such Inventory & Fixture Refinancing, provided, however, any and all determinations to accept any proposed terms and conditions for such Inventory & Fixture Refinancing shall be made at the sole discretion of the Board of Directors of the Maker.

(iii) Voluntary Prepayments. The Maker may prepay all or any portion of the unpaid balance of this Note, without premium or penalty, at any time and from time to time.

4. Method of Payment. The Principal Amount of this Note and any and all interest thereon shall be paid by Maker in lawful currency of the United States of America to the Holder at the address of the Holder specified in Section 14 of this Note or at such other place as the Holder shall direct in writing to the Maker. All payments due hereunder shall be made not later than the end of the business day on the day when due.

5. Satisfaction of Holder’s Expenses. The Maker shall pay to the Holder all reasonable out-of-pocket costs and expenses (including reasonable counsel fees and expenses) incurred by the Holder in connection with any proceedings or enforcement action instituted by or on behalf of the Holder to collect any sums due and owing by the Maker under this Note in the event of an Event of Default.

6. Application of Payments. All payments made by the Maker hereunder, including any prepayment, shall be applied: (a) first, to the payment of any costs and expenses for which Maker is responsible under Section 6 of this Note, (b) second, to the payment in full of accrued unpaid interest, and (c) finally, to the reduction of the unpaid Principal Amount.

7. Security. This Note is secured by a Security Agreement among the Maker, the Holder, and Manchester Inc. of even date herewith with respect to certain Collateral (as defined in the Security Agreement). All of the terms, covenants, and conditions the Security Agreement are hereby made a part of this Note and the rights and remedies of the Holder hereof as provided in the Security Agreement and in this Note shall be cumulative and concurrent and may be pursued singly, successively or together.

8. Covenants. The Maker agrees that, until such time as this Note has been paid in full:

(a) The Maker will provide to the Holder, promptly on the Maker's receipt thereof, any notice of default received by it under any agreements between the Maker and third parties relating to other indebtedness incurred by the Maker.

(b) Maker will not create, assume, or suffer to exist, any lien or other encumbrance of any kind upon any of its assets securing this Note, whether now owned or hereafter acquired, except those liens granted by the Maker to the Parent’s lender to finance the Closing of the Purchase Agreement or liens granted to third parties in connection with any refinancing of the Maker’s assets, or such other liens as may arise in the ordinary course of business.

9. Events of Default. For purposes of this Note, each of the following constitutes an "Event of Default" hereunder:

(a) If the payment of the Principal Amount or of interest on this Note is not paid when due (as set forth in Sections 2 and 3 of this Note).

(b) The default by Maker in the performance or observance of any covenant, agreement or condition contained in this Note.

(c) If the Maker becomes insolvent or generally fails to pay, or admits in writing the Maker's inability to pay, debts as they become due; or the Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Maker or any property or assets of the Maker, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Maker or for a substantial part of the property or assets of the Maker and is not discharged within ninety (90) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Maker and if such case or proceeding is not commenced by the Maker it is consented to or acquiesced in by the Maker or if such case or proceeding is not vacated, stayed or dismissed within ninety (90) days of such commencement.

(d) all or substantially all of the assets of the Maker or any material portion thereof, is sold or conveyed, attached, seized, subject to a writ of distress warrant, or levied upon, or comes into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors, or are otherwise taken possession of by a secured or unsecured creditor, and the same is not vacated, stayed, dismissed, or set aside within thirty (30) days after the occurrence thereof.

(e) a Material Default by Maker shall occur under the Purchase Agreement and remain uncured by the Maker for a period of sixty (60) days after written notice by the Holder. A Material Default shall mean a default under the Purchase Agreement that has a Material Adverse Effect on the Maker (“Material Default”).

10. Remedies Upon an Event of Default. At any time after the occurrence of an Event of Default, the Holder may, at the Holder’s option and without notice or demand, do any one or more of the following rights and remedies:

(a) declare the entire unpaid Principal Amount of this Note and all accrued, unpaid interest thereon to be due and payable immediately; and

(b) exercise any other right or remedy that the Holder may have under this Note or at law or in equity.

11. Waiver of Rights to Setoff. The Maker hereby agrees and acknowledges that it shall have no right to setoff or recoupment under this Note, except as provided in the Purchase Agreement. The Maker agrees and acknowledges that it shall not assert any right to setoff, recoupment, or any right to credit amounts due under this Note against any obligations due to the Maker by the Holder, except pursuant to the terms and conditions of the Purchase Agreement. For purposes of clarity, the Maker shall have all rights of set-off as set forth in the Purchase Agreement.

12. Assignability. This Note and the rights and obligations of the Holder or the Maker hereunder shall not be assignable or transferable without the prior written consent of the nonassigning or nontransferring party.

13. Notices. All notices, requests, demands and other communications under this Note, if any, must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Note, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to Maker:

Manchester Indiana Acceptance, Inc.
c/o Manchester Inc.
100 Crescent Court, 7th Floor
Dallas, Texas, 75201
Attention: Richard Gaines
Telecopy Number: (214) 459-8035

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Attention: Travis L. Gering, Esq.
Telecopy Number: (212) 509-9559

If to Holder:

Rick Stanley
13533 Marjac Way
McCordsville, Indiana 46055
Telecopy Number: (317) 624-0556

With a copy to:

Ice Miller LLP
One American Square
Suite 3100
Indianapolis, Indiana 46282-0200
Attention: Steven K. Humke, Esq.
Telecopy number: (317) 592-4675

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner set forth herein.

14. Waivers by the Maker. The Maker hereby waives presentment for payment, protest, notice of protest, notice of nonpayment of this Note, demand and all legal diligence in enforcing collection, and all benefits and rights under any valuation or appraisement laws as to the debt evidenced by this Note, and expressly agree that the Holder may defer or postpone collection of the whole or any part thereof of this Note or release any person primarily or secondarily liable for payment of this Note, and such deferment, postponement, renewal, extension, and/or release shall not in any way affect or change the obligations of the Maker, or of any other party who may become liable for payment thereof.

15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE MAKER (BY ITS EXECUTION HEREOF) AND THE HOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

16. Taxes. The Maker shall be responsible for the payment of any taxes due in connection with the issuance of this Note.

17. Remedies Cumulative. The rights and remedies provided to the Holder under this Note are not exclusive and are in addition to any other rights and remedies the Holder may have at or law or in equity under applicable law; shall be cumulative; may be pursued, singly, successively or together against the Maker; and may be exercised as often as occasion therefor shall allow.

18. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

19. Miscellaneous.

(a) This Note and all matters related hereto shall be governed, construed and enforced under the laws of the State of Indiana, without regard to conflict of law principles of any jurisdiction to the contrary, provided, however, for purposes of clarity and notwithstanding the foregoing, any and all matters pertaining to the Stock Purchase Agreement other than this Note shall be governed, construed and enforced in accordance with the applicable provisions set forth in the Stock Purchase Agreement. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Note shall be filed exclusively in state or federal court located in Indianapolis, Indiana, and the parties hereto expressly consent to the exclusive jurisdiction of such court and expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.

(b) The Holder, by acceptance of this Note, hereby represent and warrant that this Note has been acquired by the Holder for investment only and not for resale or distribution hereof. The Holder, by acceptance of this Note, further understand, covenant and agree that the Maker is under no obligation and has made no commitment to provide for registration of this Note under the Securities Act of 1933, as amended, or state securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those laws.

(c) Neither the Maker nor the Holder shall (by act, delay, omission or otherwise) be deemed to have waived any of their rights or remedies hereunder, or any provision hereof, unless such waiver is in writing signed by such party, and any such waiver shall be effective only to the extent specifically set forth therein; and a waiver by either party of any right or remedy under this Note on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which such party would otherwise have had on any future occasion.

(d) Wherever possible, each provision of this Note which has been prohibited by or held invalid under applicable law shall be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity shall not invalidate the remainder of such provision or the remaining provisions of this Note.

(e) After the Principal Amount and any and all accrued interest has been paid in full, this Note shall be surrendered to the Maker for cancellation.

(f) The headings of the sections of this Note are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Note.

(g) Any amendment hereto must be in writing and signed by Maker and the Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has executed, acknowledged, and delivered this Note as of the day and year first above written.

Manchester Indiana Acceptance, Inc.

By:
Name: Richard D. Gaines
Title: President

Accepted this 29th day of December 2006:

Rick Stanley, as Shareholders Representative

By:
Name: Rick Stanley
Title: Shareholders Representative